Exhibit 10.43

EXECUTION VERSION

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated October 19, 2018, is made by APPLIED DNA SCIENCES, INC. a Delaware corporation (the “Grantor”), in favor of DELAWARE TRUST COMPANY, a Delaware corporation, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Security Agreement referred to below).

WHEREAS, Grantor is party to the Securities Purchase Agreement dated as of August 31, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”) with the Buyers party thereto.

WHEREAS, pursuant to the Securities Purchase Agreement, the Grantor has executed and delivered that certain Security Agreement dated as of October 19, 2018 made by the Grantor to the Collateral Agent for the benefit of the Secured Parties (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantor, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

SECTION 1. Grant of Security. Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of Grantor’s right, title and interest in and to the following (the “Collateral”):

(i)        all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto, including, without limitation, those set forth in Schedule A hereto (the “Patents”);

(ii)       all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby, including, without limitation, those set forth in Schedule B hereto (the “Trademarks”);

(iii)      all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv)      all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of Grantor accruing thereunder or pertaining thereto;

(v)       any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi)      any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting Obligations (as defined in the Security Agreement) relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by Grantor under this IP Security Agreement secures the payment of all Secured Obligations now or hereafter existing under or in respect of the Transaction Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this IP Security Agreement secures, as to Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by Grantor to any Secured Party under the Transaction Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Grantor.

SECTION 3. Recordation. Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. GOVERNING LAW. THIS IP SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.

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IN WITNESS WHEREOF, Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

APPLIED DNA SCIENCES, INC.

By	/s/ Beth Jantzen
Name:	Beth Jantzen, CPA
Title:	Chief Financial Officer

Address for Notices:

50 Health Sciences Drive
Stony Brook, NY 11790
Attn: Beth Jantzen, CPA
Facsimile: 631-240-8900

with a copy to:

Pepper Hamilton LLP
The New York Times Building
37th Floor
620 Eighth Avenue
New York, NY 10018-1405
Attention: Merrill M. Kraines
E-mail: krainesm@pepperlaw.com

SCHEDULE A

PATENTS

Country	Status	Application No.	Application Date	Title	Patent No.	Grant Date
United States	Granted	12/384,554	04/06/2009	METHOD FOR A CONTINUOUS RAPID THERMAL CYCLE SYSTEM	8,163,489	04/24/2012

SCHEDULE B

TRADEMARKS

Docket No.	Client Ref No.	Country	Application Date	Application No.	Registration Date	Registration No.	Status
2542-83		United States	12/13/2016	87/267,216			Filed
2542-82		United States	12/20/2016	87/275,103	12/12/2017	5,356,414	Registered
2542-47	8251-61	United States	06/09/2008	77/494,134	01/05/2010	3,735,415	Registered
2542-75	2542-75	United States	12/09/2016	87/263,954	05/23/2017	5,209,527	Registered
2542-95		United States	5/16/2017	87/451,220			Filed
2542-89		United States	3/6/2017	87/360,183	10/17/2017	5,313,762	Registered
2542-84		United States	12/23/2016	87/279,792	08/22/2017	5,269,735	Registered
2542-89A		United States	8/16/2017	87/571,726			Filed

:

SCHEDULE C

COPYRIGHTS

None.